Exhibit 10.4

Director Compensation Program

Under our director compensation program, we pay our non-employee directors retainers in cash. Each non-employee director receives a cash retainer for service on the board of directors and for service on each committee on which the director is a member. These fees are payable quarterly in arrears and are as follows:

Cash Fees

	Member Annual Fee	Chairman Annual Fee
Board of Directors	$35,000	$70,000
Audit Committee	$7,000	$15,000
Compensation Committee	$7,000	$15,000
Nominating and Corporate Governance Committee	$3,500	$7,500

Equity Fees

Our director compensation program also includes a stock-for-fees policy, under which directors have the right to elect to receive common stock in lieu of cash fees. The number of shares to be issued to participating directors is determined on a quarterly basis by dividing the cash fees to be issued in common stock by the fair market value of our common stock, which is the closing price of our common stock, on the first business day of the quarter following the quarter in which the fees were earned.

Under our director compensation program, upon their initial election to the board of directors, new non-employee directors receive an option grant for 70,000 shares and all non-employee directors, other than the chairman, receive an annual option grant for 35,000 shares. The chairman is entitled to an annual option grant for 52,500 shares. The annual grants are made on the date of the annual meeting of stockholders. These options vest quarterly over three years from the date of grant, subject to continued service as a director, and are granted under our 2013 Stock Incentive Plan. These options are granted with exercise prices equal to the fair market value of our common stock, which is the closing price of our common stock, on the date of grant and become immediately exercisable in full if there is a change in control of our company.